Exhibit 99.1

FOR IMMEDIATE RELEASE Contacts: Gary Fischer Chief Financial Officer (510) 438-4700
Leslie Green Green Communications Consulting, LLC (650) 312-9060

AXT, Inc. Announces Second Quarter 2015 Financial Results

FREMONT, Calif., July 30, 2015 – AXT, Inc. (NasdaqGS: AXTI), a leading manufacturer of compound semiconductor substrates, today reported financial results for the second quarter ended June 30, 2015.

Second Quarter 2015 Results
Revenue for the second quarter of 2015 was $21.0 million compared with $20.1 million in the first quarter of 2015.

Gross margin was 20.9 percent of revenue for the second quarter of 2015, compared with 23.7 percent of revenue in the first quarter of 2015.

Operating expenses were $5.2 million in the second quarter of 2015, compared with $6.5 million in the first quarter of 2015.  The decrease was largely the result of professional fees in the first quarter totaling $1.2 million.

Operating loss for the second quarter of 2015 was $0.8 million compared with $1.7 million in the first quarter of 2015.

Net interest and other income for the second quarter of 2015 was $1.1 million, compared with $0.9 million in the first quarter of 2015.

Net loss in the second quarter of 2015 was $3,000 or a loss of $0.00 per diluted share compared with a net loss of $1.0 million or $0.03 per diluted share in the first quarter of 2015.

Management Qualitative Comments
“Our financial results in the second quarter were in line with our expectations and we continue to invest and build for the future,” said Morris Young, chief executive officer.  “We were delighted to welcome Dr. Hong Hou to our executive team as chief operating officer and view our acquisition of Crystacomm’s indium phosphide technology and equipment as a strategic building block for our indium phosphide substrate product line.”

AXT, Inc. 4281 Technology Drive Fremont, CA 94538 Tel: 510.683.5900 Fax: 510.353.0668 www.axt.com.

AXT, Inc. Announces Second Quarter 2015 Results
July 30, 2015

Conference Call
The company will host a conference call to discuss these results today at 1:30 p.m. PT. The conference call can be accessed at (719) 325-2458 (passcode 8519289). The call will also be simulcast on the Internet at www.axt.com. Replays will be available at (719) 457-0820 (passcode 8519289) until August 6, 2015. Financial and statistical information to be discussed in the call will be available on the company's website immediately prior to commencement of the call. Additional investor information can be accessed at http://www.axt.com or by calling the company's Investor Relations Department at (510) 438-4700.

About AXT, Inc.
AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge) through its manufacturing facilities in Beijing, China.  In addition, AXT maintains its sales, administration and customer service functions at its headquarters in Fremont, California.  The company’s substrate products are used primarily in lighting display applications, wireless communications, fiber optic communications and solar cell. Its vertical gradient freeze (VGF) technique for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates. AXT has manufacturing facilities in China and invests in joint ventures in China producing raw materials. For more information, see AXT’s website at http://www.axt.com.

Safe Harbor Statement
The foregoing paragraphs contain forward-looking statements within the meaning of the Federal securities laws, including, for example, statements regarding the market demand for our products, our market opportunity, and our expectations with respect to our business prospects. These forward-looking statements are based upon assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to: overall conditions in the markets in which the company competes; global financial conditions and uncertainties; policies and regulations in China; market acceptance and demand for the company’s products; the impact of factory closures or other events causing delays by our customers on the timing of sales of our products; our ability to control costs, our ability to utilize our manufacturing capacity; product yields and their impact on gross margins; and other factors as set forth in the company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission.  Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update any forward-looking statement, as a result of new information, future events or otherwise.

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FINANCIAL TABLES TO FOLLOW

AXT, Inc. Announces Second Quarter 2015 Results
July 30, 2015

AXT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Revenue	$21,010	$21,449	$41,074	$40,794
Cost of revenue	16,625	17,289	31,940	33,916
Gross profit	4,385	4,160	9,134	6,878

Operating expenses:
Selling, general and administrative	3,775	3,688	9,026	7,124
Research and development	1,389	987	2,630	1,762
Restructuring charge	-	-	-	907
Total operating expenses	5,164	4,675	11,656	9,793
Income (loss) from operations	(779)	(515)	(2,522)	(2,915)
Interest income, net	108	127	205	254
Equity in earnings of unconsolidated joint ventures	410	625	610	1,112
Other income (expense), net	626	476	1,259	486

Income (loss) before provision for income taxes	365	713	(448)	(1,063)
Provision (benefit) for income taxes	241	152	327	211
Net income (loss)	124	561	(775)	(1,274)

Less: Net income (loss) attributable to noncontrolling interest	(127)	(242)	(252)	(447)
Net income (loss) attributable to AXT, Inc.	$(3)	$319	$(1,027)	$(1,721)

Net income (loss) attributable to AXT, Inc. per common share:
Basic	$(0.00)	$0.01	$(0.03)	$(0.06)
Diluted	$(0.00)	$0.01	$(0.03)	$(0.06)

Weighted average number of common shares outstanding:
Basic	32,242	32,381	32,399	32,407
Diluted	32,242	32,597	32,399	32,407

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AXT, Inc. Announces Second Quarter 2015 Results
July 30, 2015

AXT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	June 30, 2015	December 31, 2014
Assets:
Current assets
Cash and cash equivalents	$28,640	$28,814
Short-term investments	3,932	12,340
Accounts receivable, net	19,312	17,864
Inventories	38,901	38,574
Related party notes receivable - current	174	171
Prepaid expenses and other current assets	3,481	5,430
Total current assets	94,440	103,193

Long-term investments	13,699	7,783
Property, plant and equipment, net	33,366	33,862
Related party notes receivable - long-term	1,711	1,704
Other assets	15,000	14,975

Total assets	$158,216	$161,517

Liabilities and stockholders' equity:
Current liabilities
Accounts payable	$7,323	$7,137
Accrued liabilities	6,043	7,634
Total current liabilities	13,366	14,771

Long-term portion of royalty payments	1,438	1,725
Other long-term liabilities	332	333
Total liabilities	15,136	16,829

Stockholders' equity:
Preferred stock	3,532	3,532
Common stock	32	32
Additional paid-in capital	194,714	195,419
Accumulated deficit	(69,420)	(68,393)
Accumulated other comprehensive income	7,586	7,673
Total AXT, Inc. stockholders' equity	136,444	138,263

Noncontrolling interest	6,636	6,425
Total stockholders' equity	143,080	144,688

Total liabilities and stockholders' equity	$158,216	$161,517